Exhibit 99.1

Interstate Power and Light Company An Alliant Energy Company

Corporate Headquarters 4902 North Biltmore Lane Madison, WI 53718-2148

News Release
FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Pricing of Debt Offering

MADISON, Wisconsin –November 10, 2017 –Interstate Power and Light Company (IPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), announced the pricing of a public offering of $250 million aggregate principal amount of additional 3.25% senior debentures. The senior debentures will form a part of IPL’s 3.25% senior debentures due 2024 and will have the same terms and CUSIP number as, and will be fungible with, the other senior debentures of this series issued by IPL on November 24, 2014, bringing the total size of this series to $500 million. This issuance was priced at a public offering price of 100.957%.

IPL intends to apply the approximately $250.8 million in net proceeds, before expenses, from this offering to reduce commercial paper, reduce outstanding capital under its receivables purchase and sale program, and/or for general corporate purposes.

The offering was marketed through a group of underwriters consisting of BNY Mellon Capital Markets, LLC, Mizuho Securities USA LLC., and Wells Fargo Securities, LLC as joint book-running managers, and Comerica Securities, Inc., KeyBanc Capital Markets Inc., and Samuel A. Ramirez & Company, Inc. as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission. Copies may be obtained from BNY Mellon Capital Markets, LLC by calling 800-269-6864, from Mizuho Securities USA LLC. by calling 866-271-7403, or from Wells Fargo Securities, LLC by calling 800-645-3751. Electronic copies of these documents will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy (NYSE:LNT). The Iowa utility is based in Cedar Rapids, Iowa, and provides electric service to 490,000 retail customers and natural gas service to 220,000 retail customers. The employees of Alliant Energy focus on delivering the energy solutions and exceptional service their customers and communities expect – safely, efficiently and responsibly. Alliant Energy Corporation is a component of the S&P 500. For more information, visit alliantenergy.com